UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 31, 2023

BECTON, DICKINSON AND COMPANY
(Exact Name of Registrant as Specified in Its Charter)
New Jersey
(State or Other Jurisdiction of Incorporation)
001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)
1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)
(201) 847-6800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $1.00	BDX	New York Stock Exchange
Depositary Shares, each representing a 1/20th interest in a share of 6.00% Mandatory Convertible Preferred Stock, Series B	BDXB	New York Stock Exchange
1.900% Notes due December 15, 2026	BDX26	New York Stock Exchange
3.020% Notes due May 24, 2025	BDX25	New York Stock Exchange
0.632% Notes due June 4, 2023	BDX/23A	New York Stock Exchange
1.208% Notes due June 4, 2026	BDX/26A	New York Stock Exchange
1.213% Notes due February 12, 2036	BDX/36	New York Stock Exchange
0.000% Notes due August 13, 2023	BCX23B	New York Stock Exchange
0.034% Notes due August 13, 2025	BDX25A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 7.01.	Regulation FD Disclosure.

In May 2020, Becton, Dickinson and Company, a New Jersey corporation (“BD”), completed a public offering of 1.5 million shares of BD’s 6.00% Mandatory Convertible Preferred Stock, Series B (the “Mandatory Convertible Preferred Stock”), ownership of which is held in the form of depositary shares (“Depositary Shares”), each representing a 1/20th interest in a share of Mandatory Convertible Preferred Stock.  Unless earlier converted or redeemed, each share of the Mandatory Convertible Preferred Stock will automatically convert on June 1, 2023 (subject to postponement in certain cases, the “mandatory conversion date”).

Initially, the minimum conversion rate and the maximum conversion rate were 3.4722 and 4.1666 shares of BD common stock per share of the Mandatory Convertible Preferred Stock, respectively (which correspond to approximately 0.1736 and 0.2083 shares of BD common stock per Depositary Share, respectively), subject to anti-dilution adjustments, including adjustments for cash dividends paid in excess of regular quarterly dividend payments of $0.79 per share of BD common stock and adjustments for distributions of equity interests in any subsidiary or other business unit of BD.

On April 14, 2022, in connection with the spin-off transaction of Embecta Corp., BD notified holders of the Mandatory Convertible Preferred Stock that adjustments had been made with respect to the Mandatory Convertible Preferred Stock, and that as a result the new minimum conversion rate and maximum conversion rate of the Mandatory Convertible Preferred Stock were 3.5572 and 4.2686 shares of BD common stock per share of Mandatory Convertible Preferred Stock, respectively (which correspond to approximately 0.1779 and 0.2134 shares of BD common stock per Depositary Share, respectively) and the new threshold for quarterly dividends was $0.77 per share of BD common stock.

As permitted by the terms of the Mandatory Convertible Preferred Stock, BD to date has deferred adjustments otherwise required to be made for each of its quarterly cash dividend payments in excess of $0.77 per share of BD common stock since the spin-off transaction.  BD will account for the cumulative effect of the previously deferred adjustments, and make required corresponding adjustments to other terms of the Mandatory Convertible Preferred Stock, on the mandatory conversion date.  As a result, the new minimum conversion rate and maximum conversion rate of the Mandatory Convertible Preferred Stock will be 3.5641 and 4.2770 shares of BD common stock per share of Mandatory Convertible Preferred Stock, respectively (which correspond to approximately 0.1782 and 0.2139 shares of BD common stock per Depositary Share, respectively).

The final conversion rate on the mandatory conversion date (the “mandatory conversion rate”) will be 3.9697 shares of BD common stock per share of Mandatory Convertible Preferred Stock (which corresponds to approximately 0.1985 shares of BD common stock per Depository Share).  The mandatory conversion rate was calculated based on the average volume-weighted average price per share of BD common stock (as determined pursuant to the terms of the Mandatory Convertible Preferred Stock) for the 20 consecutive trading day period beginning on, and including, May 1, 2023, and ending on, and including, May 26, 2023.

Exhibits

Exhibit 101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

	By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President and Corporate Secretary

Date: May 31, 2023

[Signature Page to 8-K]